AMENDMENT TO

ADVISORSHARES ADVISORY AGREEMENT

This amendment (the “Amendment”) to the AdvisorShares Advisory Agreement dated June 2, 2009, by and between AdvisorShares Investments, LLC and AdvisorShares Trust (the “Trust”) (the “Agreement”) is effective as of May 21, 2012 (the “Effective Date”).

WHEREAS, the Trust is adding a new fund to the Trust and desires to update Schedule A of the Agreement; and

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

(i) Schedule A to the Agreement is hereby amended and restated as provided on Schedule A attached hereto; and

(ii) All other terms and conditions of the Agreement remain in effect and are hereby incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names on their behalf by and through their duly authorized officers, as of the date set forth above.

ADVISORSHARES TRUST,
on behalf of each series of the Trust set forth in Schedule A

/s/ Dan Ahrens
Name: Dan Ahrens
Title: Secretary & Treasurer

ADVISORSHARES INVESTMENTS, LLC

/s/ Dan Ahrens
Name: Dan Ahrens
Title: Executive Vice President

SCHEDULE A

to the

ADVISORY AGREEMENT

dated June 2, 2009, amended as of May 21, 2012

between

ADVISORSHARES TRUST

and

ADVISORSHARES INVESTMENTS, LLC

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance the following fee schedule:

Fund	Rate
Dent Tactical ETF*	0.95%
WCM/BNY Mellon Focused Growth ADR ETF*	0.75%
Accuvest Global Long Short ETF (formerly, Mars Hill Global Relative Value ETF)*	1.35%
Peritus High Yield ETF*	1.10%
Active Bear ETF***	1.50%
Cambria Global Tactical ETF	0.90% on the first $250,000,000 of average daily net assets of the Fund; 0.80% on the next $750,000,000 of average daily net assets of the Fund; 0.70% on the next $4,000,000,000 of average daily net assets of the Fund; and 0.60% on average daily net assets of the Fund in excess of $5,000,000,000.
Madrona Domestic ETF**	0.80%
Madrona International ETF**	0.80%
Madrona Global Bond ETF**	0.50%
Meidell Tactical Advantage ETF****	1.20%
TrimTabs Float Shrink ETF	0.99%
Rockledge SectorSAM ETF*	1.25%
Accuvest Global Opportunities ETF	0.95%
AdvisorShares Global Echo ETF	1.10%
STAR Global Buy-Write ETF	1.35%
QAM Equity Hedge ETF	1.00%
AdvisorShares Global Alpha & Beta ETF	1.00% on the first $100,000,000 of average daily net assets of the Fund; 0.90% on the next $150,000,000 of average daily net assets of the Fund; 0.80% on the next $750,000,000 of average daily net assets of the Fund; and 0.70% on average daily net assets of the Fund in excess of $1,000,000,000.
Pring Turner Dow Jones Business Cycle ETF	1.00%
Newfleet Multi-Sector Income ETF	0.65%

* Notwithstanding the fee schedule set forth above, each month beginning on the Fund’s effective date, the Trust shall pay the Adviser an aggregate minimum monthly fee of $10,000 for its services.

** Notwithstanding the fee schedule set forth above, each month beginning on the Fund’s effective date, the Trust shall pay the Adviser an aggregate minimum monthly fee of $5,000 for its services.

*** Notwithstanding the fee schedule set forth above, each month beginning on the seventh month after the Fund’s effective date, the Trust shall pay the Adviser an aggregate minimum monthly fee of $10,000 for its services.

**** Notwithstanding the fee schedule set forth above, beginning on the seventh month after the Fund’s effective date through the twelfth month, the Trust shall pay the Adviser an aggregate minimum monthly fee of $5,000 for its services, and each month beginning on the thirtieth month after the Fund’s effective date, the Trust shall pay the Adviser an aggregate minimum monthly fee of $10,000 for its services.

New funds and/or revised advisory fees appear in bold.